Exhibit 99.1

321 SOUTH BOSTON AVENUE, SUITE 1000

TULSA, OKLAHOMA 74103

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM ANNOUNCES YEAR-END 2016 PROVED RESERVES OF 177 MILLION BARRELS OF OIL EQUIVALENT AND SCHEDULES FOURTH QUARTER 2016 EARNINGS RELEASE AND CONFERENCE CALL

TULSA, OK—(GLOBE NEWSWIRE) - February 14, 2017 — Midstates Petroleum Company, Inc. (“Midstates” or the “Company”) today announced its year-end 2016 proved reserves, disclosed the date of the fourth quarter earnings release and conference call, and its participation in an upcoming conference.

In conjunction with today’s release, the Company has posted an updated investor presentation to its website. www.midstatespetroleum.com

Proved Reserves

Midstates’ estimated proved reserves for year-end 2016 totaled 177.0 million barrels of oil equivalent (“MMBoe”), up 141% from 73.5 MMBoe at year-end 2015. The Company’s year-end 2016 reserves consisted of 69.6 MMBoe of proved developed reserves and 107.4 MMBoe of proved undeveloped reserves (“PUDs”). Total proved reserves were comprised of 35% oil, 21% NGLs, and 44% natural gas. Geographically, 96% are in the Mississippian Lime (which includes the Mississippian Lime and Hunton properties in Oklahoma) and 4% are in the Anadarko Basin in Oklahoma and Texas.  The Company’s proved undeveloped reserves increased substantially year over year due to the Company’s recently completed restructuring and improved liquidity as of year-end 2016.  At the end of 2015, the Company was unable to record any PUDs due to SEC rules which prohibit the booking of proved undeveloped reserves if an entity lacks access to the capital resources necessary to develop those reserves.

At year-end 2016, Midstates’ proved reserves, as prepared utilizing SEC pricing, had a net present value discounted at 10% (“PV10”) of $578.2 million. The Company’s estimated reserves at year-end 2016 were based on the average oil, NGL, and natural gas prices for each month, which were $42.75 per barrel (“Bbl”), $15.31 per Bbl, and $2.48 per million BTUs, compared to $50.28 per Bbl, $17.44 per Bbl, and $2.59 per million BTUs, respectively, for 2015.

Utilizing February 6, 2017 strip pricing, the Company’s year-end 2016 proved reserves had a PV10 of approximately $1.1 billion.

First Quarter Earnings Release

Midstates also announced today that it expects its fourth quarter 2016 earnings release will be issued on Tuesday, March 7, after the close of trading on the NYSE MKT. The Company will host a conference call to discuss fourth quarter results the following morning, Wednesday, March 8 at 11:00 a.m. Eastern time (10:00 a.m. Central time).

Participants may join the conference call by dialing (877) 645-4610 (for U.S. and Canada) or (707) 595-2723 (International). The conference call access code is 72815675 for all participants. To listen via live web cast, please visit the Investor Relations section of the Company’s website, www.midstatespetroleum.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until midnight on April 8 and can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404)537-3406 (International). The conference call audio replay access code is 72815675 for all participants. The audio replay will also be available in the Investors section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 30 calendar days.

Participation in Upcoming Conferences

Midstates will participate in the 22nd Annual Credit Suisse Energy Summit on February 16, 2017, in Vail, Colorado.  Nelson Haight, the Company’s executive vice president and chief financial officer, will conduct one-on-one meetings with investment-community representatives at the conference.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S. The Company’s operations are currently focused on oilfields in the Mississippian Lime play in Oklahoma and the Anadarko Basin in Texas and Oklahoma.

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Contact:

Midstates Petroleum Company, Inc.

Jason McGlynn, Investor Relations, (918) 947-4614

Jason.McGlynn@midstatespetroleum.com

Reconciliation of PV-10 to the Standardized Measure

Midstates refers to PV-10 as the present value of estimated future net cash flows of estimated proved reserves as calculated in the respective reserve report using a discount rate of 10%. This amount includes projected revenues, estimated production costs and estimated future development costs and estimated cash flows related to future asset retirement obligations (“ARO”). PV-10 is a financial measure defined under GAAP. Accordingly, the following table reconciles total PV-10 to the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. Midstates believes the presentation of PV-10 provides useful information because it is widely used by investors in evaluating oil and natural gas companies without regard to specific income tax characteristics of such entities. PV-10 is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of our estimated proved reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP. Additionally, standardized measure is based on proved reserves as of fiscal year end calculated using unweighted arithmetic average first-day-of-the-month prices for the prior 12 months. GAAP does not prescribe any corresponding GAAP measure for PV-10 of reserves adjusted for pricing sensitivities. For these reasons, it is not practicable for us to reconcile PV-10 at strip pricing to GAAP Standardized Measure.

The following table provides a reconciliation of PV-10 to the standardized measure of discounted cash flows (in thousands):

As of December 31, 2016
PV-10	$578.2
Present value of future income tax, discounted at 10%	(48.2)
Standardized measure of discounted future net cash flows	$530.0